Exhibit 99.B.8.71
AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

     THIS AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT ("Amendment")
effective October 1, 2004, by and between ING LIFE INSURANCE AND ANNUITY COMPANY
(formerly known as Aetna Life Insurance and Annuity Company) (the "Company") and AMERICAN
CENTURY INVESTMENT SERVICES, INC. ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

     WHEREAS, the Company and Distributor are parties to a certain Fund Participation Agreement dated July 1, 2000, as amended November 7, 2003 (the "Agreement"), pursuant to which shares of the
Funds are made available to serve as underlying investment media for Variable Annuity Contracts
("Contracts") to be issued by the Company;

WHEREAS, the parties have agreed expand the number of classes of Funds available under the Agreement and revise the reimbursement terms for such Funds as set forth herein;

     WHEREAS, in connection with the addition of certain classes of Funds which carry 12b-1 fees added as investment options under the Agreement, the parties have agreed to revise the termination and assignment provisions as set forth herein;

WHEREAS, in connection with recent laws passed dealing with privacy and anti-money laundering activities, the parties have agreed to add additional language with respect to same to the Agreement; and
WHEREAS, the parties now desire to further modify the Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:
1.	Fees Payable to the Company. Schedule B is hereby deleted in its entirety and is replaced by the attached Schedule B.
2.	Sections 4(f) and 4(g) of the Agreement are hereby deleted and replaced with the following:

(f)	Such payment to the Company for the relevant months shall be wired to:
JP Morgan Chase ABA: 021 000 021 Account #: 304166596 Account Name: ING North America Insurance Company Reference: American Century Service/12b-1 fees

(g)	A statement showing the calculations of the amounts being paid for the relevant months and such other supporting data as may be reasonably requested by the Company and unless otherwise directed in writing by the Company shall be mailed to:

ING Financial Advisers, LLC Attn: Central Valuation Unit Conveyor TN41 151 Farmington Ave. Hartford, CT 06156

3.	Termination. Section 6(e) of the Agreement is hereby deleted in its entirety and the following language is substituted in lieu thereof:
“(e) Upon assignment of this Agreement by either party.”
4.	Miscellaneous. Successors and Assigns. Section 12(c) is hereby deleted in its entirety and the following Section 12(c) is substituted in lieu thereof:
“(c) Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and will be terminated upon any attempted assignment by either party.”
5.	Privacy and Anti-Money Laundering Provisions. The following sections are hereby added to Section 12, Miscellaneous as Sections (j) and (k):
“(j) Privacy Procedures. Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

(k) Anti-Money Laundering Provision. The parties hereto will comply with all applicable laws and regulations aimed at preventing, detecting and reporting money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank
                        Secrecy Act and the USA PATRIOT Act of 2001, as well as regulations administered by the U.S.
                        Department of the Treasury’s Office of Foreign Asset Control. The Company certifies that it has adopted and applies a Customer Identification Program to comply with applicable legal requirements. Unless otherwise prohibited by applicable law, the Company agrees to notify the
Distributor promptly whenever, with respect to any such investor, it detects potential indications of any: (i) suspicious activity that would require a broker/dealer to file a suspicious report or (ii) Office of Foreign Asset Control matches.”

6.		Entire Agreement. In the event of a conflict between the terms of this Amendment No. 2 and the Agreement, it is the intention of the parties that the terms of this Amendment No. 2 shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment No. 2, the parties hereby confirm and ratify the Agreement

	7.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.
ING LIFE INSURANCE AND ANNUITY COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Laurie M. Tillinghast	By:	/s/ William M. Lyons
Name:	Laurie M. Tillinghast	Name:	William M. Lyons
Title:	Vice President	Title:	President

SCHEDULE B
FUNDS AVAILABLE AND FEES PAYABLE TO THE COMPANY
Servicing Fees
Distributor agrees to pay the Company a servicing fee based on the expense ratios set forth below of the average net assets invested in the Investor, Advisor, A and/or R Class shares of the Funds through the
Company’s arrangement with Plans or through the Company’s Variable Annuity Contracts in each calendar quarter:
Investor Class
No Administrative Services Fee shall be paid on any Investor Class Funds with an expense ratio at or below 45 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Investor Class Funds with an expense ratio of 46 basis points to 55 basis points. An Administrative Services Fee of 25 basis points shall be paid on any Investor Class Funds with an expense ratio of 56 basis points to 74 basis points. An
Administrative Services Fee in accordance with the schedule below shall be paid on any Investor Class Funds with an expense ratio greater than or equal to 75 basis points.
Advisor Class and/or A Class (at net asset value)
No Administrative Services Fee shall be paid on any Advisor and/or A Class Funds with an expense ratio less than or equal to 70 basis points. An Administrative Services Fee of 5 basis points shall be paid on any Advisor and/or A Class Funds with an expense ratio of 71 basis points to 80 basis points. An Administrative Services
Fee of 25 basis points shall be paid on any Advisor and/or A Class Funds with an expense ratio of 81 basis points to 99 basis points. An Administrative Services Fee in accordance with the schedule below shall be paid on any Advisor and/or A Class Funds with an expense ratio greater than or equal to 100 basis points.
R Class
No Administrative Services Fee shall be paid on any R Class Funds with an expense ratio at or below 95 basis points. An Administrative Services Fee of 5 basis points shall be paid on any R Class Funds with an expense ratio of 96 basis points to 105 basis points. An Administrative Services Fee of 25 basis points shall be paid on any R Class Funds with an expense ratio of 106 basis points to 124 basis points. An Administrative Services
Fee in accordance with the schedule below shall be paid on any R Class Funds with an expense ratio greater than or equal to 125 basis points.
The expense ratio of each Fund is set forth in each Fund’s then-current prospectus.
Assets[1]	Fee
Assets between $0 - $150mm	25.0 basis points
Assets greater than $150mm	35.0 basis points
[1] The total asset level shall include only those Funds that meet the requirements for reimbursement in accordance with the schedule as set forth above. The total asset level shall be determined by aggregating the assets invested in the Funds by the Company with all assets invested in the American Century family of funds by the Company’s affiliates under the following agreements:
Fund Participation Agreement dated July 1, 2000, as amended, between Distributor and ING Life Insurance and Annuity
Company
Fund Participation Agreement dated July 1, 2000, as amended, between Distributor and ING Life Insurance Company of
America
Amended and Restated Fund Participation Agreement dated October 1, 2004, between Distributor and ReliaStar Life Insurance
Company
Amended and Restated Fund Participation Agreement dated October 1, 2004, between Distributor and ReliaStar Life Insurance
Company of New York

SCHEDULE B
FUNDS AVAILABLE AND FEES PAYABLE TO THE COMPANY
(Continued)
12b-1 Fees - Distribution Services Fees Only
Distributor shall make quarterly payments to ING Financial Advisers, LLC based the annual rates set forth below on all Advisor, A and/or R Class shares of the Funds through the Company’s arrangements with Plans or the Company’s Variable Annuity Contracts in each calendar quarter.
Advisor and/or A Class (at net asset value)
25 basis points of the average aggregate amount invested by ING in Advisor and/or A Class shares of the
Funds.
R Class
50 basis points of the average aggregate amount invested by ING in R Class shares of the Funds.